Exhibit 99.1

Contact: Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports First Quarter Earnings

Results Reflect Strong Participation in SBA’s PPP Program
Well-Capitalized to Support Growth and Navigate Current Environment

Vancouver, WA – July 30, 2020 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $480,000, or $0.02 per diluted share for the first fiscal quarter ended June 30, 2020 compared to $2.9 million, or $0.13 per diluted share, in the preceding quarter, and $4.2 million, or $0.18 per diluted share, in the first fiscal quarter a year ago. During the quarter, the Company recognized a provision for loan losses of $4.5 million reflecting the current economic environment. Our pre-tax, pre-provision income (non-GAAP) was $5.1 million for the quarter, compared to $5.1 million in the preceding quarter and $5.4 million in the first fiscal quarter a year ago.
“In spite of a challenging environment, our team delivered positive operating results, highlighted by strong deposit growth, stable asset quality and a commitment to helping our clients and communities through the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”),” stated Kevin Lycklama, president and chief executive officer. “While we prudently applied provisions for loan losses, we remain well-positioned to navigate the current environment and support growth in the Portland and Southwest Washington region, with robust capital levels, a stout loan loss reserve, solid balance sheet, strong asset quality metrics and an efficient operating platform.”
“I am encouraged by the resolve of our employees, who were able to be flexible, respond quickly and provide the personal attention that our local business partners deserve and have come to expect from Riverview. As a result and in a truly Riverview team effort, we helped fill the needs of our clients and local community, generating nearly 800 PPP loans totaling over $116 million and supporting over 12,500 local jobs,” Lycklama concluded.

First Quarter Highlights (at or for the period ended June 30, 2020)

•	Net income was $480,000, or $0.02 per diluted share.
•	Pre-tax, pre-provision income (non-GAAP) was $5.1 million for the quarter compared to $5.1 million in the previous quarter and $5.4 million for the quarter ended June 30, 2019.
•	Net interest margin (NIM) was 3.65%.
•	Provision for loan losses was $4.5 million, reflecting a challenging economic environment and specific industry exposure in our loan portfolio.
•	Total loans increased $91.2 million during the quarter to $1.00 billion at June 30, 2020. SBA PPP loans totaled $110.3 million at June 30, 2020.
•	Total deposits increased $168.3 million, or 17.0%, during the quarter to $1.16 billion at June 30, 2020.
•	Non-performing assets decreased to 0.09% of total assets.
•	Total risk-based capital ratio was 17.40% and Tier 1 leverage ratio was 10.55%.
•	Returned $2.6 million of capital to shareholders during the quarter through share repurchases totaling $1.4 million and a quarterly cash dividend payment of $0.05 per share.

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

COVID-19 Operational Update:
•
Industry Exposure: Both Washington and Oregon have modified phased reopening plans in place for businesses. While the economic impact is widespread, some industries will be more acutely affected by the current business decline. Riverview’s loan portfolio exposure to industries most affected by these mandates include:

o	Hotel/Motel ($108.1 million, 10.8% of total loans)
o	Retail Strip Centers ($82.1 million, 8.2% of total loans)
o	Multi-Family ($58.1, 5.8% of total loans)
o	Gas Station/Auto Repair ($41.3 million, 4.1% of total loans)
o	Restaurants/Fast Food ($17.2 million, 1.6%)
Loans to these clients are generally secured by real estate and had strong financial performance heading into the current pandemic. The weighted average loan-to-value and debt service coverage ratio for these portfolios were as follows: Hotel/Motel (53% and 1.84x), Retail Strip Centers (53% and 1.77x), Multi-Family (53% and 1.92x), Gas Station/Auto Repair (52% and 3.18x), and Restaurants/Fast Food (57% and 1.45x).
“We are cautiously optimistic about the gradual recovery of the industries within which our customers operate and what that means for our overall credit profile. I am encouraged that regional business trends and many impacted customers are showing signs of sequential improvement. That said, we will remain prudent and continue to monitor credit trends within our portfolio, including the impact from evolving state and national level mandates,” Lycklama added.
•	Loan Accommodations:
o
Commercial Loans. As of June 30, 2020, Riverview had approved payment deferrals for 98 commercial loans that were impacted by the pandemic totaling $161.6 million. Of those totals, 23 borrowers have requested a 3-month extension to their original 3-month deferral totaling $75.1 million. In July 2020, Riverview received two new payment deferral requests totaling $2.1 million.

o
Consumer Loans. As of June 30, 2020, there were 43 consumer loan accommodations totaling $10.1 million that were made during the first fiscal quarter. In addition to the 43 loans that are held in our loan portfolio, there were 19 mortgage loans serviced for FHLMC totaling $3.3 million that were approved for payment deferrals. Since June 30, 2020, there have been no new requests or extensions to any existing consumer payment deferrals.

o
Since all of these loans were performing and current on their payments prior to COVID-19, these loan modifications are not considered to be troubled debt restructurings pursuant to provisions contained within the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

•
Loan Loss Reserve: Riverview’s asset quality remained stable during the quarter although there remains some uncertainty and downward pressure on credit quality in our loan portion as a result of the pandemic. Management determined a $4.5 million provision for loan losses was warranted for the quarter ended June 30, 2020, bringing the allowance for loan losses to $17.1 million, or 1.70% of total loans, at June 30, 2020 compared to $12.6 million, or 1.38% of total loans, at March 31, 2020. The current quarter’s provision for loan losses was due primarily to the challenging economic environment associated with the COVID-19 pandemic and the affect it has had on the respective industry exposures within our loan portfolio.

•
PPP Loans: On March 27, 2020, Congress passed the CARES Act providing financial relief and support to the economy, including funding for the SBA PPP. At June 30, 2020, Riverview had originated 790 loans totaling approximately $116.4 million with an average loan size of $147,000. Of the 790 approved loans, 616 were for loans under $150,000 totaling $30.3 million, 107 loans from $150,000 to $350,000 totaling $24.0 million, 59

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

loans from $350,000 to $2.0 million totaling $40.2 million and 8 loans over $2.0 million totaling $21.9 million. This also included funding for nearly 50 local non-profit organizations.
•
Liquidity Resources: Riverview is well positioned with adequate levels of cash and liquid assets as of June 30, 2020. In addition to the on-balance sheet liquidity of $295.8 million at June 30, 2020, Riverview has $261.3 million of available liquidity through the Federal Home Loan Bank and the Federal Reserve Bank.

•
Client and Employee Safety: We continue to prioritize the safety of our clients and employees. Since mid-March, our clients have been utilizing our drive-up services, ATMs, online banking, call center operations and scheduling personal appointments at each of our branches to meet with our employees. Approximately 80% of our non-branch staff is working remotely and we continue to monitor the phased protocols and State mandates to determine when and how we can safely reopen our facilities.

Commenting on the Company’s performance, David Lam, executive vice president and chief financial officer, stated, “While our provision for loan losses this quarter reflected the anticipated impact related to the COVID-19 pandemic, we believe we are adequately reserved for the current environment. We remain well-capitalized and will continue to proactively support our clients. Looking ahead, we are well-positioned with a strong balance sheet to support our long-term growth initiatives.”
Income Statement
Return on average assets was 0.15% in the first quarter of fiscal year 2021 compared to 1.46% in the first quarter of fiscal 2020. Return on average equity and return on average tangible equity (non-GAAP) was 1.28% and 1.57%, respectively, compared to 12.34% and 15.52% for the first fiscal quarter of fiscal 2020.
Net interest income for the quarter was $11.1 million, flat compared to the preceding quarter and slightly lower than the $11.5 million reported in the first quarter of the prior year. Total net revenues were $13.8 million during the quarter compared to $13.9 million in the prior quarter and $14.6 million in the first quarter of fiscal 2020.
Riverview’s first fiscal quarter NIM (GAAP) was 3.65% compared to 4.10% in the prior quarter and 4.33% in the first quarter of fiscal 2020. The decrease was primarily due to changes in the mix of interest earnings assets and decreases in the yield on interest earning assets, partially offset by decreases in the cost of interest bearing liabilities.
The accretion on purchased loans totaled $137,000 compared to $65,000 during the preceding quarter and $108,000 in the same period a year ago, resulting in a five basis point increase in the NIM for the current period compared to a two basis point increase for the preceding quarter and a four basis point increase for the same period a year ago. Net fees on loan prepayments, which included purchased SBA loan premiums, decreased interest income by $100,000 which negatively affected the NIM by four basis points during the first fiscal quarter of 2021. This compares to $22,000 in net fees on loan prepayments adding one basis point to the NIM for the fourth fiscal quarter of 2020 and $31,000 in net fees on loan prepayments adding one basis point to the NIM for the first fiscal quarter a year ago. The yield on SBA PPP loans was 3.15%, including the recognition of the net deferred fees during the quarter ended June 30, 2020. SBA PPP loans decreased the NIM by four basis points during the quarter. This resulted in a core-NIM (non-GAAP) of 3.68% in the current quarter compared to 4.07% in the preceding quarter and 4.28% in the first fiscal quarter a year ago.
Loan yield decreased 38 basis points to 4.69% for the first quarter compared to 5.07% in the preceding quarter primarily as a result of the decline in market interest rates and the impact of lower yielding SBA PPP loans. Loan yield excluding SBA PPP loans was 4.83% for the first quarter compared to 5.07% in the preceding quarter.
The average balance of our overnight cash balances increased $55 million sequentially and $86 million compared to the prior year as a result of the increase in our deposit balances. The increase in overnight cash balances resulted in a 19 basis point decrease in our NIM compared to the prior quarter and a 30 basis point decrease compared to the same quarter a year ago.

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

The cost of total deposits was 0.31% during the first quarter compared to 0.38% in the preceding quarter and 0.15% during the first quarter of fiscal 2020. The sequential decrease in deposit costs during the June 30, 2020 quarter reflects the impact from the recent cuts in the federal funds target rate by the Federal Reserve in response to the COVID-19 pandemic. Deposit costs are expected to decrease as a result of the continued low interest rate environment and as our certificates of deposit (“CD”) reach maturity. There are $62.5 million in CD balances that mature during fiscal year 2021, with a weighted average cost of 1.41%.
Non-interest income was $2.6 million in the first fiscal quarter of 2021, compared to $2.9 million in the preceding quarter and $3.1 million in the prior year. The decrease in non-interest income was driven by a decrease in service charges during the quarter as well as a decline in asset management fees. Service charges decreased primarily due to the decreased business activity and changes in customer spending habits as a result of the COVID-19 pandemic. The decline from the prior year was due to a decrease in overdraft fees of $126,000, a decrease in debit card interchange income of $91,000, a decrease in deposit service charges of $72,000 and a decrease in merchant bankcard fees of $49,000, partially offset by an increase in mortgage broker fees of $153,000 as a result of increased residential refinance activity due to the low interest rate environment.
Asset management fees decreased to $974,000 during the first fiscal quarter compared to $1.0 million in the preceding quarter and $1.1 million in the prior year due primarily to the decline in interest rates and stock market performance. Riverview Trust Company’s assets under management increased to $1.3 billion at June 30, 2020 compared to $1.2 billion three months earlier and $694.8 million a year earlier.
Non-interest expense decreased to $8.7 million compared to $8.8 million in the preceding quarter and $9.2 million in the first fiscal quarter a year ago. Compared to the preceding quarter, salaries and employee benefits decreased primarily due to the deferral of compensation related to origination costs of SBA PPP loans of $553,000. FDIC insurance premiums increased compared to the preceding quarter to $48,000 due to the Company utilizing its remaining FDIC assessment credits. Occupancy and depreciation expense decreased compared to the preceding quarter but was higher than a year ago, as we continue to invest in our technology infrastructure. The efficiency ratio was 63.2% for the first fiscal quarter compared to 63.3% in the preceding quarter and 63.0% in the first fiscal quarter a year ago.
Riverview’s effective tax rate for the first quarter of fiscal year 2021 was 15.2% compared to 22.5% for the first quarter a year ago. The lower effective tax rate was a result of lower taxable income which excluded our income from investments in bank-owned life insurance which is not subject to income tax.
Balance Sheet Review
Riverview’s total loans increased $91.2 million during the quarter to $1.0 billion compared to $911.5 million in the preceding quarter and increased $114.7 million compared to $888.0 million a year ago, driven largely by participation the SBA’s PPP program. SBA PPP loans balances were $110.3 million at June 30, 2020. SBA PPP loan balances averaged $84.8 million during the quarter ended June 30, 2020. All of these loans have a two-year maturity. Total loans continue to be impacted by paydowns on existing loans; however, paydowns have slowed due to the pandemic. The decrease in real estate one-to-four family loans during the quarter was primarily due to the strategic decision to broker all new loan originations. As expected, the loan pipeline slowed down during the quarter to $27.9 million at June 30, 2020 compared to $71.3 million at the end of the prior quarter.
Undisbursed construction loans totaled $18.1 million at June 30, 2020 compared to $25.7 million in the preceding quarter, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $71.3 million at June 30, 2020. Utilization on these loans totaled 16.0% at June 30, 2020 compared to 23.7% at March 31, 2020. The weighted average rate on loan originations during the quarter was 3.36% at June 30, 2020 compared to 4.16% at March 31, 2020, reflecting the overall decreasing rate environment.

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

Deposits increased $168.3 million during the quarter to $1.16 billion at June 30, 2020 compared to $990.4 million in the preceding quarter and increased $236.5 million compared to $922.3 million a year earlier. The increase in deposits during the quarter was driven by PPP loans funding into customer accounts at the Bank as well as increases in non-PPP related deposits. A total of $105.8 million in PPP funds were deposited into customer’s accounts at origination. The increase in deposit balances was primarily in non-maturity accounts. Checking accounts as a percentage of total deposits increased to 51.1% at June 30, 2020 from 46.3% at March 31, 2020.
Shareholders’ equity was $147.5 million at June 30, 2020 compared to $148.8 million three months earlier and $138.7 million a year earlier. The decrease during the current quarter reflects the repurchase of common shares and dividends paid to shareholders. Tangible book value per share (non-GAAP) increased to $5.38 at June 30, 2020 compared to $5.37 at March 31, 2020, and $4.88 at June 30, 2019. Riverview paid a quarterly cash dividend of $0.05 per share on July 22, 2020, consistent with the prior quarter. On April 17, 2020, Riverview completed its share repurchase plan originated on March 16, 2020, repurchasing 500,000 shares totaling $2.5 million.
Credit Quality
Riverview’s asset quality metrics improved compared to a year ago and the company remains diligent in monitoring the loan portfolio given the current economic environment.
Non-performing loans totaled $1.3 million, or 0.13% of total loans, at June 30, 2020 compared to $1.4 million, or 0.15% of total loans, at March 31, 2020 and $1.5 million, or 0.16% of total loans, at June 30, 2019. Net loan charge offs were $48,000 during the first fiscal quarter of 2021 compared to $60,000 in the preceding quarter and $15,000 in the first fiscal quarter a year ago.
Classified assets totaled $5.0 million at June 30, 2020 compared to $1.6 million at March 31, 2020 and $6.0 million at June 30, 2019. The increase was due to the addition of a single non-owner occupied hotel loan totaling $3.6 million that was downgraded as a result of impacts from the COVID-19 pandemic. The classified asset to total capital ratio was 3.3% at June 30, 2020 compared to 1.1% three months earlier and 4.1% a year earlier.
At June 30, 2020, the allowance for loan losses increased to $17.1 million compared to $12.6 million in the preceding quarter and $11.4 million one year earlier. The allowance for loan losses represented 1.70% of total loans at June 30, 2020 compared to 1.38% in the preceding quarter and 1.29% a year earlier. The allowance for loan losses to loan, net of SBA guaranteed loans (including SBA PPP loans), was 2.08% (non-GAAP) at June 30, 2020. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $994,000 at June 30, 2020, compared to $1.1 million three months earlier.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.40% and a Tier 1 leverage ratio of 10.55% at June 30, 2020. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.87% at June 30, 2020.
Branch Expansion
Riverview previously announced plans for three new locations in Clark County, Washington, complementing our existing branch network. Our new branch in downtown Camas opened on June 29, 2020 while our new location in the Cascade Park neighborhood of Vancouver is scheduled to open later this fall. Our new branch location in Ridgefield is expected to open in the summer of 2021.

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

Notice of Virtual Annual Meeting of Stockholders
Riverview announced that due to concerns surrounding the COVID-19 pandemic and to protect the safety and well-being of our stockholders, Board of Directors and employees, its 2020 annual meeting of stockholders will be held in a virtual meeting format only. The virtual meeting will take place on August 26, 2020 at 10:00 a.m. PDT.  To participate in the annual meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019

Shareholders' equity (GAAP)	$147,478	$148,843	$138,663
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(724)	(759)	(880)
Tangible shareholders' equity (non-GAAP)	$119,678	$121,008	$110,707

Total assets (GAAP)	$1,377,374	$1,180,808	$1,165,234
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(724)	(759)	(880)
Tangible assets (non-GAAP)	$1,349,574	$1,152,973	$1,137,278

Shareholders' equity to total assets (GAAP)	10.71%	12.61%	11.90%

Tangible common equity to tangible assets (non-GAAP)	8.87%	10.50%	9.73%

Shares outstanding	22,245,472	22,544,285	22,705,385

Book value per share (GAAP)	6.63	6.60	6.11

Tangible book value per share (non-GAAP)	5.38	5.37	4.88

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

Pre-tax, pre-provision income
	Three Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019

Net income (GAAP)	$480	$2,894	$4,192
Include: Provision for income taxes	86	980	1,220
Include: Provision for loan losses	4,500	1,250	-
Pre-tax, pre-provision income (non-GAAP)	$5,066	$5,124	$5,412

Net interest margin reconciliation to core net interest margin
	Three Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019

Net interest income (GAAP)	$11,128	$11,050	$11,470
Tax equivalent adjustment	6	5	12
Net fees on loan prepayments	100	(22)	(31)
Accretion on purchased MBank loans	(137)	(65)	(108)
SBA PPP loans interest income and fees	(666)	-	-
Adjusted net interest income (non-GAAP)	$10,431	$10,968	$11,343

	Three Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019

Average balance of interest-earning assets (GAAP)	$1,222,686	$1,083,493	$1,066,247
SBA PPP loans (average)	(84,809)	-	-
Average balance of interest-earning assets excluding SBA PPP loans (non-GAAP)	$1,137,877	$1,083,493	$1,066,247

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019

Net interest margin (GAAP)	3.65%	4.10%	4.33%
Net fees on loan prepayments	0.04	(0.01)	(0.01)
Accretion on purchased MBank loans	(0.05)	(0.02)	(0.04)
SBA PPP loans	0.04	0.00	0.00
Core net interest margin (non-GAAP)	3.68%	4.07%	4.28%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019

Allowance for loan losses	$17,076	$12,624	$11,442

Loans receivable (GAAP)	$1,002,720	$911,509	$887,977
Exclude: SBA purchased loans	(70,853)	(74,797)	(70,394)
Exclude: SBA PPP loans	(110,341)	-	-
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$821,526	$836,712	$817,583

Allowance for loan losses to loans receivable (GAAP)	1.70%	1.38%	1.29%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	2.08%	1.51%	1.40%

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.38 billion at June 30, 2020, it is the parent company of the 97-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 18 branches, including 14 in the Portland-Vancouver area, and 3 lending centers. For the past 7 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

(In thousands, except share data) (Unaudited)	June 30, 2020	March 31, 2020	June 30, 2019
ASSETS

Cash (including interest-earning accounts of $143,017, $27,866	$157,835	$41,968	$24,112
and $6,852)
Certificate of deposits held for investment	249	249	747
Loans held for sale	-	275	-
Investment securities:
Available for sale, at estimated fair value	137,749	148,291	170,762
Held to maturity, at amortized cost	26	28	33
Loans receivable (net of allowance for loan losses of $17,076, $12,624
and $11,442)	985,644	898,885	876,535
Prepaid expenses and other assets	9,062	7,452	8,705
Accrued interest receivable	5,202	3,704	3,989
Federal Home Loan Bank stock, at cost	2,620	1,420	3,658
Premises and equipment, net	17,613	17,078	15,453
Deferred income taxes, net	3,067	3,277	3,520
Mortgage servicing rights, net	162	191	280
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	724	759	880
Bank owned life insurance	30,345	30,155	29,484

TOTAL ASSETS	$1,377,374	$1,180,808	$1,165,234

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,158,749	$990,448	$922,274
Accrued expenses and other liabilities	11,472	11,783	17,675
Advance payments by borrowers for taxes and insurance	632	703	689
Federal Home Loan Bank advances	30,000	-	56,941
Junior subordinated debentures	26,684	26,662	26,597
Capital lease obligations	2,359	2,369	2,395
Total liabilities	1,229,896	1,031,965	1,026,571

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2020 – 22,245,472 issued and outstanding;
March 31, 2020 – 22,748,385 issued and 22,544,285 outstanding;	222	225	226
June 30, 2019 – 22,705,385 issued and outstanding;
Additional paid-in capital	63,254	64,649	65,326
Retained earnings	81,240	81,870	73,602
Accumulated other comprehensive income (loss)	2,762	2,099	(491)
Total shareholders’ equity	147,478	148,843	138,663

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,377,374	$1,180,808	$1,165,234

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2020	March 31, 2020	June 30, 2019
INTEREST INCOME:
Interest and fees on loans receivable	$11,528	$11,259	$11,554
Interest on investment securities - taxable	655	851	878
Interest on investment securities - nontaxable	18	17	37
Other interest and dividends	37	164	87
Total interest and dividend income	12,238	12,291	12,556

INTEREST EXPENSE:
Interest on deposits	858	937	351
Interest on borrowings	252	304	735
Total interest expense	1,110	1,241	1,086
Net interest income	11,128	11,050	11,470
Provision for loan losses	4,500	1,250	-

Net interest income after provision for loan losses	6,628	9,800	11,470

NON-INTEREST INCOME:
Fees and service charges	1,398	1,491	1,637
Asset management fees	974	1,039	1,143
Net gain on sale of loans held for sale	28	42	96
Bank owned life insurance	190	279	193
Other, net	33	41	67
Total non-interest income, net	2,623	2,892	3,136

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,192	5,452	5,715
Occupancy and depreciation	1,450	1,518	1,320
Data processing	661	643	680
Amortization of core deposit intangible	35	40	40
Advertising and marketing	129	167	210
FDIC insurance premium	48	-	80
State and local taxes	204	180	195
Telecommunications	86	81	86
Professional fees	320	264	325
Other	560	473	543
Total non-interest expense	8,685	8,818	9,194

INCOME BEFORE INCOME TAXES	566	3,874	5,412
PROVISION FOR INCOME TAXES	86	980	1,220
NET INCOME	$480	$2,894	$4,192

Earnings per common share:
Basic	$0.02	$0.13	$0.19
Diluted	$0.02	$0.13	$0.18
Weighted average number of common shares outstanding:
Basic	22,178,427	22,642,531	22,619,580
Diluted	22,198,065	22,689,354	22,685,343

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

(Dollars in thousands)	At or for the three months ended
	June 30, 2020	March 31, 2020	June 30, 2019
AVERAGE BALANCES
Average interest–earning assets	$1,222,686	$1,083,493	$1,066,247
Average interest-bearing liabilities	808,715	740,437	728,976
Net average earning assets	413,971	343,056	337,271
Average loans	986,816	892,715	877,427
Average deposits	1,105,540	984,983	920,558
Average equity	150,707	149,721	136,592
Average tangible equity (non-GAAP)	122,885	121,862	108,614

ASSET QUALITY	June 30, 2020	March 31, 2020	June 30, 2019

Non-performing loans	$1,288	$1,395	$1,457
Non-performing loans to total loans	0.13%	0.15%	0.16%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,288	$1,395	$1,457
Non-performing assets to total assets	0.09%	0.12%	0.13%
Net loan charge-offs in the quarter	$48	$60	$15
Net charge-offs in the quarter/average net loans	0.02%	0.03%	0.01%

Allowance for loan losses	$17,076	$12,624	$11,442
Average interest-earning assets to average
interest-bearing liabilities	151.19%	146.33%	146.27%
Allowance for loan losses to
non-performing loans	1325.78%	904.95%	785.31%
Allowance for loan losses to total loans	1.70%	1.38%	1.29%
Shareholders’ equity to assets	10.71%	12.61%	11.90%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.40%	17.01%	17.18%
Tier 1 capital (to risk weighted assets)	16.14%	15.76%	15.93%
Common equity tier 1 (to risk weighted assets)	16.14%	15.76%	15.93%
Tier 1 capital (to average tangible assets)	10.55%	11.79%	11.94%
Tangible common equity (to tangible assets) (non-GAAP)	8.87%	10.50%	9.73%

DEPOSIT MIX	June 30, 2020	March 31, 2020	June 30, 2019

Interest checking	$216,041	$187,798	$184,658
Regular savings	247,966	226,880	160,937
Money market deposit accounts	182,328	169,798	205,881
Non-interest checking	376,372	271,031	280,336
Certificates of deposit	136,042	134,941	90,462
Total deposits	$1,158,749	$990,448	$922,274

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2020	(Dollars in thousands)
Commercial business	$171,491	$-	$-	$171,491
SBA PPP	110,341	-	-	110,341
Commercial construction	-	-	27,459	27,459
Office buildings	-	131,846	-	131,846
Warehouse/industrial	-	81,705	-	81,705
Retail/shopping centers/strip malls	-	75,351	-	75,351
Assisted living facilities	-	990	-	990
Single purpose facilities	-	237,684	-	237,684
Land	-	14,404	-	14,404
Multi-family	-	58,113	-	58,113
One-to-four family construction	-	-	10,365	10,365
Total	$281,832	$600,093	$37,824	$919,749

March 31, 2020
Commercial business	$179,029	$-	$-	$179,029
Commercial construction	-	-	52,608	52,608
Office buildings	-	113,433	-	113,433
Warehouse/industrial	-	91,764	-	91,764
Retail/shopping centers/strip malls	-	76,802	-	76,802
Assisted living facilities	-	1,033	-	1,033
Single purpose facilities	-	224,839	-	224,839
Land	-	14,026	-	14,026
Multi-family	-	58,374	-	58,374
One-to-four family construction	-	-	12,235	12,235
Total	$179,029	$580,271	$64,843	$824,143

LOAN MIX	June 30, 2020	March 31, 2020	June 30, 2019
	(Dollars in thousands)
Commercial and construction
Commercial business	$281,832	$179,029	$164,400
Other real estate mortgage	600,093	580,271	539,409
Real estate construction	37,824	64,843	93,716
Total commercial and construction	919,749	824,143	797,525
Consumer
Real estate one-to-four family	79,582	83,150	83,256
Other installment	3,389	4,216	7,196
Total consumer	82,971	87,366	90,452

Total loans	1,002,720	911,509	887,977

Less:
Allowance for loan losses	17,076	12,624	11,442
Loans receivable, net	$985,644	$898,885	$876,535

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
June 30, 2020	(dollars in thousands)

Commercial business	$-	$197	$-	$197
Commercial real estate	850	159	-	1,009
Multi-family	-	6	-	6
Consumer	-	57	19	76

Total non-performing loans	$850	$419	$19	$1,288

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
June 30, 2020	(dollars in thousands)

Land development	$2,125	$1,818	$10,462	$14,405
Speculative construction	390	-	9,202	9,592

Total land development and speculative construction	$2,515	$1,818	$19,664	$23,997

DETAIL OF INDUSTRY EXPOSURE
						Deferral
	Number	Balance	Number	Deferrals	Number	extensions
June 30, 2020	(dollars in thousands)

Hotel/Motel	36	$108,064	25	$78,397	16	$64,023
Retail strip centers	87	82,091	15	21,544	4	8,308
Multi-family	153	58,110	1	1,552	-	-
Gas station / auto repair	52	41,327	12	16,599	1	706
Restaurants / fast food	45	17,239	10	7,179	1	1,844

RVSB Reports First Quarter Fiscal 2021 Results
July 30, 2020

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2020	March 31, 2020	June 30, 2019

Efficiency ratio (4)	63.16%	63.25%	62.95%
Coverage ratio (6)	128.13%	125.31%	124.76%
Return on average assets (1)	0.15%	0.99%	1.46%
Return on average equity (1)	1.28%	7.77%	12.34%
Return on average tangible equity (1) (non-GAAP)	1.57%	9.55%	15.52%

NET INTEREST SPREAD
Yield on loans	4.69%	5.07%	5.30%
Yield on investment securities	1.95%	2.32%	2.10%
Total yield on interest-earning assets	4.02%	4.56%	4.74%

Cost of interest-bearing deposits	0.45%	0.53%	0.22%
Cost of FHLB advances and other borrowings	2.02%	4.21%	3.42%
Total cost of interest-bearing liabilities	0.55%	0.67%	0.60%

Spread (7)	3.47%	3.89%	4.14%
Net interest margin	3.65%	4.10%	4.33%

PER SHARE DATA
Basic earnings per share (2)	$0.02	$0.13	$0.19
Diluted earnings per share (3)	0.02	0.13	0.18
Book value per share (5)	6.63	6.60	6.11
Tangible book value per share (5) (non-GAAP)	5.38	5.37	4.88
Market price per share:
High for the period	$6.12	$8.20	$8.54
Low for the period	4.20	4.47	7.07
Close for period end	5.65	5.01	8.54
Cash dividends declared per share	0.0500	0.0500	0.0450

Average number of shares outstanding:
Basic (2)	22,178,427	22,642,531	22,619,580
Diluted (3)	22,198,065	22,689,354	22,685,343

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.